[Exhibit 99.1 - Press Release]

PREMIER ANNOUNCES RECORD THIRD QUARTER RESULTS

Tampa, Florida - November 14, 2005 - Premier Development & Investment, Inc. (OTC Bulletin Board: PDIV) in releasing its financial results for the quarter ended September 30, 2005 announces that its revenue performance improved compared to the equivalent period in the prior year. Consolidated revenue for the third quarter of 2005 was $323,641, representing a $139,544 or 75.8% increase from the prior year revenues of $184,097. For the nine-months ended September 30, 2005 our revenue was $963,160 compared to $197,097 for the same period a year ago. Premier experienced a net operating loss of $1,406,628 for this period compared to a net operating loss of $46,731 in the third quarter of 2004. The increase in operating loss is primarily attributable to a one-time expense of $1,382,530 for the issuance of shares of common and preferred stock and $36,616 in depreciation expenses.

Commenting on the results, J. Scott Sitra, President and Chief Executive Officer, said, "We are very pleased to report this substantial increase in operating revenue over the prior year's results. Cash flows continue to improve which is attributable to the strong operating activities of our Players Grille subsidiary."

Full details regarding Premier's performance and financial data can be found in the 10-QSB report, which was filed today with the Securities and Exchange Commission. A link can be found on Premier's website:
http://www.premierdev.info/InvestorRelations under the tab, SEC Filings.

About Premier

Premier Development & Investment, Inc. is a publicly held developer and operator of theme-based restaurant and bar concepts. These concepts are developed internally and through partnerships with other restaurant developers with the intent of building them into full-fledged chains and franchise opportunities. Premier owns and operates the Player's Grille Restaurant and Bar(TM), a casual dining sports themed concept based in Florida.

The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. Certain information included in this press release (as well as information included in oral statements or other written statements made or to be made by Premier Development & Investment, Inc.) contains statements that are forward-looking, such as statements relating to the future anticipated direction of the restaurant industry, plans for future expansion, various business development activities, planned capital expenditures, future funding sources, anticipated sales growth and prospective dealings and joint venture projects. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by or on behalf of Premier. These risks and uncertainties include, but are not limited to, those relating to development and expansion activities, dependence on existing management, financing activities, domestic and global economic conditions, and changes in federal or state tax laws. For a description of additional risks and uncertainties, please refer to Premier's filings with the Securities and Exchange Commission.

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